Exhibit 10.2

MODIFICATION OF THE SHAREHOLDERS’ AGREEMENT

MINERA LI ENERGYSpA

Appear before me:“MINERA SALAR BLANCO SPA” (previously called “BBLSpA”), company incorporated in Chile, of the investments trade activity, Single Taxing No. 76.319.337-3, which is duly concurred upon represented by MARTÍN JOSÉ BORDA MINGO, Chilean, married, business administration mayor, National Identification No. 7.010.555-1, both with residence for these purposes at calle Rosario Norte No. 100, oficina 403, District of Las Condes, Santiago, Chile, (hereinafter, “MSB”); on the one hand; and, on the other, “Li3ENERGY INC.”, company incorporated under the laws of the State of Nevada of the United States of America, of the minerals production and commercialization trade activity, Single Taxing No. 59.176.370-9, which appears duly represented by Mr. PATRICK ALBERTO CUSSEN MACKENNA, Chilean, married, and with total separation of property, civil industrial engineer, National Identification No. 4.779.235-5, both with residence for these purposes at Américo Vespucio Sur 80, piso once, District of Las Condes, Santiago, (hereinafter, “Li3”) and thereby expound as follows:

ONE: Li3 and MSB in their capacity as single shareholders of Minera Li Energy SpA (hereinafter the “Company”) entered through public deed into a private instrument dated January 27, 2014 authorized by the Public Notary of Santiago of Ms. Antonieta Mendoza Escalas a Shareholders’ Agreement, hereinafter the “Agreement”.

TWO: Li3 and MSB wish to develop a Lithium and/or Potassium Project in the Salar of Maricunga, for which they are analyzing the possibility of becoming associated with a Third Party (according to the manner in which such term is defined in the Agreement). The Parties deem necessary for the purposes expressed herein above, the Parties deem necessary to carry out certain modifications to the Agreement with the exclusive objective of allowing MSB, in its capacity as majority shareholder and principal of the Company to lead and carry out the negotiations with the Third Party to decide and execute in an individual manner, regarding those matters that currently need special quorum for their approval according to how it is established in the Agreement.

The Parties leave evidence that this modification is carried out according to the best Company interests and those of its shareholders and in the understanding that the interest of both parties is to carry out the Project (according to how such term is defined later on below) in the most favorable and beneficial conditions for the same.

THREE: Through the hereby act MSB and Li3 come to modify the Agreement in the terms that are stated herein below:

1°. The following definitions are added to Clause Two:

r) “Project”: means the exploitation of Lithium and/or Potassium in the Salar de Maricunga by Minera Li SpA, whether directly, through another company, or in association with Codelco and/or other government entities and/or another qualified investor, hereinafter the “Third Party”, being able for such purpose to form with the Third Party a new juridical vehicle or to act through a company currently incorporated (hereinafter “Newco”). The “Newco” must be a closely held company and to comply with effective regulations for such companies.

s) “Third Party”: has the meaning assigned in the “Project” definition.

t) “Newco”: has the meaning assigned in the “Project” definition.

2°. A new section is added with No. 4.5 after section 4.4 having the following tenor: “4.5 Right to Drag Along or “Drag Along” in favor of MSB: In case that the preferred purchase right that is accounted for in Section 4.3 above does not prosper and MSB decides to accept the Third Party Offer received whether totally or partially for its Shares, MSB will have the right, at all times, to require in writing from Li3 so that it can also sell its Shares, at the same price, terms and conditions included in the Preferred Offer, hereinafter the “Drag Along”. In case that MSB decides to exercise the Drag Along right, Li3 is forced to transfer to the Third Offering Party its Shares in a proportional manner to those offered to be purchased in the Third Party Offer, jointly with MSB, on the date that the latter set to do so”. In all, the exercise of this right will be conditional to the fact that, the Third Offering Party is not a related person understanding as such those defined in Article 100 of Law No. 18.045 of the Securities Market. Without detriment to the aforementioned, related persons for these purposes will not be considered to be any of the Newco shareholders.

The current Sections 4.5, 4.6 and 4.7 go on to be numbered as 4.6, 4.7 and 4.8, respectively.

3°. Letter a) of Section 5.1 is substituted for the following: “a) The company Board of Directors will be formed by 5 title members, of which (i) 3 will always be appointed by the votes of the owner shareholder (s) of 51% of Minera Li EnergySpA, today the company MSB, from among whose title holders the Chairman of the Board of Directors will be elected and who will also be the Company Chairman; and (ii) 2 of them will always be appointed by the votes of the owner Shareholder (s) of 49%, today Li3. The aforementioned, without detriment that in the future these participation percentages change, having in such case to appoint the directors according to the shareholding ownership percentage of each shareholder”

4°. Letter b) of Section 5.1 is substituted for the following: “The Board of Directors will legally hold sessions with a minimum of three (3) Directors from among which there must always be at least one (1) director appointed by Li3. The Board of Directors will have to hold sessions in a quarterly manner unless extraordinary circumstances deserve holding session with less frequency”.

5°. In accordance with the reduction of the number of directors, it was agreed to reduce the qualified quorum to adopt certain agreements from 5 to 4 favorable votes, therefore, the first part of letter c) is substituted for the following: “c) The agreements of the Board of Directors will be adopted for the majority of the Directors attending to the respective Session, whether Regular or Extraordinary, except for the agreements related to the following matters, which will be of a qualified quorum, since they will also require the vote according to the affirmative vote of at least four (4) Directors given in a Session, whether Regular or Extraordinary”

6°. Number (ii) of letter c) of Section 5.1 is eliminated and is number (iv) of the same section is substituted for the following: “(iv) Granting of guarantees whether actual or personal to guarantee third party obligations, not directly related to the Project”.

7°. Number (i), (xii) and (xvi) of letter b) of number 5.2 of Article Five is eliminated. In reference to Number (xi) of the same section, the parties agree that the mining concessions contributions to the Newco for its formation will be valued according to how it is indicated in Number 12 of this document, without applying such contribution to the qualified quorum of 60% established in the Agreement but rather the simple majority.

8°. The following sentence is added at the end of Article Seven: “The aforementioned will not be applicable while there are unpaid credits in favor of the Project financiers, being enough that the agreements regarding the manner are adopted by the absolute majority of the shares issued by the Company”.

9°. Clause 11 is eliminated.

10°. The following sentence is added to the end of the first paragraph of Article 13: “The aforementioned will not be applicable to the contributions that MSB decides to carry out from its own mining properties to the Newco that is constituted with the Third Party for the Project Development”.

11°. A new Article 13, bis is added after Article 13 with the following tenor: “The Parties are forced to constitute Encumbrances over their shares in the Company in case that it is required by the Project financiers”.

12º. °. A new Article 13 Ter is added after Article 13 bis, with the following tenor: “Looking towards a possible association with the Third Party, Minera Li and MSB are analyzing the possibility of contributing to the Newco other mining concessions of their respective property that will be considered useful for the Project development. Express evidence is left that both parties can contribute to the NewCo concessions and options over mining concessions covered under the Mining Code of 1932 and, therefore, mining properties under the Code of 1983 are excluded. The only exception to the prior point are the mining properties called Litio 1 to 6. In this respect, those appearing agree that, in case that such contributions are materialized, the valuation of the respective mining concessions will depend on the participation or non-participation of Codelco in the Project, in such a way that (i) in case that Codelco participates, those appearing (Minera Li and MSB) will be at the valuation method that Codelco has available for such purposes; and (ii) in case that Codelco does not participate and the Project is exclusively developed by the parties and/or with the participation or financing of a third party different to Codelco, all concessions that MSB and Minera Li contributes to the Newco will be valued in an objective manner, equal by an expert defined between the Parties. In this act the parties appoint Mr. Frits Reidel as expert.

13º. Article Nine is replaced by the following: a) A consulting Technical Committee will be created that will hold sessions at least in a bi-monthly manner unless the circumstances require a greater frequency. The existence of a Committee will be during all the Project development period. Li3 will be able to appoint one of its members; and, b) The Project development will consider all the technologies and production processes available evaluating them in an equal and grounded manner. The Project will consider among the alternatives the use of the Posco technology.

The current Articles 19 and 20 go on to become Article 20 and Article 21, respectively.

Santiago, January 19, 2016

On behalf of Minera Salar BlancoSpA	On behalf of Li3 Energy Inc.